Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of [●]1 (the “Effective Date”) is entered into by and between Midera Food Processing, Inc. (the “Parent”), Alkar Holdings, Inc. (the “Company” and collectively with the Parent, the “Employer”) and Mark M. Salman (“Employee”).

R E C I T A L S

The Employer desires to extend an offer of employment to Employee as Chief Executive Officer of the Employer and Employee desires to serve the Employer in such capacities, all on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, Employee’s employment by the Employer, the compensation to be paid to Employee while employed by the Employer, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.	Employment. The Employer agrees to employ Employee and Employee agrees to be employed by the Employer subject to the terms and provisions of this Agreement.

2.

Term. The term of this Agreement shall be for a period commencing on the Effective Date and ending on the third anniversary thereof (the “Initial Term Conclusion Date”), unless sooner terminated as provided in Section 5; provided, however, that the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each for periods after the Initial Term Conclusion Date, unless Employee or the Employer, as the case may be, provides at least ninety (90) days prior written notice to the other party of an intention not to renew this Agreement.

3.

Duties. Employee shall serve as Chief Executive Officer of the Employer and shall have such powers and duties as may be from time to time prescribed by the Employer’s Board of Directors (the “Board”). Employee shall devote substantially all of his time and effort as reasonably may be required for him to perform the duties and responsibilities to be performed by him under the terms of this Agreement.

4.	Compensation.

(a)	Base Salary. The Employer shall pay to Employee a base salary at a rate per annum of $750,000, payable in accordance with the normal payroll practices of the Employer.

(b)	Incentive Compensation. Employee shall be eligible to participate in, and earn an annual bonus under, the annual management incentive programs adopted by the

[1]	Note to Draft: To be the effective date of the spin-off.

Employer from time to time, including, if applicable, the Value Creation Incentive Plan (“VCIP”) or other plan in effect from time to time, subject to all terms and conditions thereof, based upon the achievement of performance targets established in the sole discretion of the Employer.

5.	Termination.

(a)

Employee’s employment hereunder may be terminated by the Employer or by Employee at any time, or by the death of Employee. Such termination shall automatically terminate all of the Employer’s obligations not theretofore accrued under this Agreement other than as specifically set forth in this Agreement or in any employee benefit plan, program or arrangement in which Employee participates. If the Employer terminates Employee’s employment under this Agreement (as hereafter amended or extended) without “Cause,” as defined below, or if employment is terminated due to Employee’s death or disability, incentive compensation under the Employer’s annual management incentive programs for any year shall be deemed to have accrued as of the date of termination if and to the extent that incentive compensation under such annual management incentive programs would have been payable to Employee if he had been employed on the last day of such fiscal year and shall be (i) pro rated based on the number of days that Employee was employed during the fiscal year and (ii) payable in the following fiscal year, on the earlier of March 15 or at the same time as incentive compensation under the annual management incentive programs for such year is paid to those employees who are still employed by the Employer. Notwithstanding the foregoing, to the extent applicable under any annual management incentive program then in effect (including any VCIP, if applicable) in which Employee participates, upon the occurrence of a Change of Control (as defined in any such applicable annual management incentive or if not defined in such plan, then as defined in any then-current equity plan of Parent), as applicable, (i) the applicable provisions of any such annual management incentive program shall apply with respect to Employee’s entitlement to any incentive compensation subject to such annual management incentive program with respect to the then-current performance period and any completed performance periods at the time of the Change of Control and (ii) the administrator of such annual management incentive program may, in its sole discretion, determine that the amount of incentive compensation to be paid under the applicable annual management incentive program shall be in respect of the full performance period for the year of the Change of Control.

(b)	Notwithstanding anything to the contrary contained in this Agreement:

(i)

in the event that the Employer terminates Employee’s employment under this Agreement (as hereafter amended or extended) without “Cause,” as defined below, (for this purpose, not including termination due to Employee’s death or disability), Employee shall, subject to execution and effectiveness of a release of claims provided by the Employer and non-breach of any restrictive covenants that are applicable to the Employee, be entitled to (i) a lump sum amount equal to three (3.0) times the sum of

(A) Employee’s annual base salary as in effect immediately prior to the date of the termination and (B) Employee’s target annual bonus pursuant to the annual cash incentive plan maintained by the Employer for the performance period in which the termination occurs, payable in one lump sum within thirty (30) days of the date of termination, and (ii) subject to Employee’s timely election of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), payment by the Employer, on an after-tax basis, for up to eighteen (18) months (the “Continuation Period”) of the portion of Employee’s COBRA premiums for such coverage that exceeds the amount that Employee would have incurred in premiums for such coverage under the Employer’s health plan if then employed by the Employer; provided that the Employer’s obligation shall only apply to the extent COBRA coverage is elected and in effect during the Continuation Period. Following the end of the Continuation Period, Employee will be responsible for the full amount of all future premium payments should he wish to continue COBRA coverage. However, if Employee becomes eligible for group health coverage sponsored by another employer (regardless of whether such coverage is actually elected) or for any other reason Employee’s COBRA coverage terminates, the Employer shall not be obligated to pay any portion of the premiums provided hereunder for periods after Employee becomes eligible for such other coverage or Employee’s COBRA coverage terminates. Employee shall have the obligation to notify the Employer if he becomes eligible for group health coverage sponsored by another employer.

(c)

If the duties assigned by the Employer to Employee are materially diminished, and such change in duties is not cured by the Employer within sixty (60) days following receipt by the Board of written notice from Employee within ten (10) days of the occurrence of the event giving rise to such claim, Employee shall be entitled to resign his employment hereunder within ten (10) days after expiration of the cure period and such change in duties shall be deemed a termination by the Employer of Employee’s employment without Cause, pursuant to the terms of this Agreement, and Employee shall be entitled to thereafter receive all rights, benefits and payments set forth in Section 5(a) and Section 5(b)(i), subject to the terms and requirements thereof.

(d)

For purposes of this Section 5, the term “Cause” shall mean termination of Employee’s employment due to his willful misconduct in respect of his obligations to the Employer occurring during the course of his employment, including violations of the Employer’s code of conduct or code of ethics, which in either case results in or would reasonably be expected to result in material damage to the property, business or reputation of the Employer or its affiliates; provided, however, that in no event shall unsatisfactory job performance alone be deemed to be Cause; and provided, further, that, to the extent curable, Employee shall have thirty (30) calendar days after receiving written notice from the Employer in which to cure any of the actions or inactions that would otherwise result in Cause.

(e)

Notwithstanding anything to the contrary contained herein (or any other agreement entered into by and between the Employer and Employee or any incentive arrangement or plan offered by the Employer), in the event that any amount or benefit paid or distributed to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid to Employee by the Employer (collectively, the “Covered Payments”), would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would thereby subject Employee to an excise tax under Section 4999 of the Code (an “Excise Tax”), the provisions of this Section 5(e) shall apply. If the aggregate present value (as determined for purposes of Section 280G of the Code) of the Covered Payments exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax, then, solely to the extent that Employee would be better off on an after tax basis by receiving the maximum amount which may be paid without Employee becoming subject to the Excise Tax, as determined by Employee in his sole discretion, the amounts payable to Employee under this Agreement (or under any other agreement by and between the Employer and Employee or pursuant to any incentive arrangement or plan offered by the Employer) shall be reduced (but not below zero) to the maximum amount which may be paid without Employee becoming subject to the Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event Employee receives reduced payments and benefits as a result of application of this Section 5(e), Employee shall have the right to designate which of the payments and benefits otherwise set forth herein (or in any other agreement between the Employer and Employee or any incentive arrangement or plan offered by the Employer) shall be received in connection with the application of the Payment Cap, subject to the following sentence. Reduction shall first be made from payments and benefits which are determined not to be nonqualified deferred compensation for purposes of Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”), and then shall be made (to the extent necessary) out of payments and benefits which are subject to Section 409A and which are due at the latest future date.

6.

Payment. Payment of all compensation and benefits to Employee hereunder shall be made in accordance with the relevant policies of the Employer in effect from time to time and shall be subject to all applicable employment and withholding taxes.

7.	Successors. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Employer and its successors and assigns.

This Agreement shall inure to the benefit of Employee’s heirs, legatees, legal representatives and assigns, but neither this Agreement nor any right or interest hereunder shall be assignable by Employee without the Employer’s prior written consent.

8.

Notices. All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered, at the time delivered or (b) if mailed, at the time mailed at any general or branch United States Post Office enclosed in a certified post-paid envelope addressed to the address of the respective parties as follows:

To the Employer:

[Midera Food Processing, Inc.

1400 Toastmaster Dr.

Elgin, IL 60120

Attn: Legal Department]

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

320 S. Canal St.

Chicago, IL 60606

Attention: Shilpi Gupta

Email: Shilpi.Gupta@skadden.com

To Employee:

Mark Salman

[●]

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above; provided that notices of changes of address shall only be effective upon receipt.

9.

Modifications and Waivers. This Agreement may be modified or amended only by a written instrument executed by the Employer and Employee. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel.

10.

Entire Agreement. This Agreement supersedes all prior agreements between the parties hereto relating to the subject matter hereof and constitutes the entire agreement of the parties hereto relating to the subject matter hereof.

11.

Law Governing. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois without regard to principles of conflicts of laws.

12.

Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

13.	Headings. The headings contained herein are for reference only and shall not affect the meaning or interpretation of this Agreement.

14.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.

Section 409A. It is intended that the payments and benefits under this Agreement comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A. The Employer shall administer and interpret this Agreement in a manner so that such payments and benefits comply with, or are otherwise exempt from, the provisions of Section 409A. Any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Employer for purposes of this Agreement and no payments shall be due to Employee under this Agreement providing for payment of amounts on termination of employment unless Employee would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following Employee’s termination of employment (or upon death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Agreement which constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred. Any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

16.

Indemnification. In his capacity as a director, manager, officer, or employee of the Employer or serving or having served any other entity as a director, manager, officer, or employee at the Employer’s request, Employee shall be indemnified and held harmless by the Employer to the fullest extent allowed by law from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Employee may be involved, or threatened to be involved, as a party or otherwise by reason of Employee’s status, which relate to or arise out of the Employer, their assets, business or affairs. The Employer shall advance all expenses incurred by Employee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 16, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses. Employee shall be entitled to coverage under the Employer’s or the Employer’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Employer. After Employee is no longer employed by the Employer, the Employer shall keep in effect the provisions of this Section 16, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of Employee. Notwithstanding anything herein to the contrary, the provisions of this Section 16 shall survive the termination of this Agreement for any reason and the expiration of the term of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

MIDERA FOOD PROCESSING, INC.

By:	/s/
[Name of Signatory]
[Position of Signatory]

ALKAR HOLDINGS INC.

By:	/s/
[Name of Signatory]
[Position of Signatory]

EMPLOYEE

By:	/s/
Mark M. Salman